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                         AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
                                          CHARTER



I.       PURPOSE

         The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities regarding the Company's financial reporting and accounting practices. Consistent with this objective, the Audit Committee shall, following consultation with management, including counsel to the Company and the Director of Internal Audit, and the Company's outside auditors, undertake on behalf of the full Board the reviews specified herein and such other actions as the Committee determines, in its sole discretion, to be reasonably related thereto.

         While the Committee has the powers and responsibilities set forth in this Charter, it is not the responsibility of the Committee to plan or conduct audits or to determine that the Company's financial statements present fairly the financial position, the results of operations and the cash flows of the Company, in compliance with generally accepted accounting principles, which is the responsibility of management and the outside auditor. Likewise, it is not the responsibility of the Committee to conduct investigations, to resolve disputes, if any, between management and the outside auditor or to assure compliance with laws or the Company's corporate compliance program or code of ethics.

II.      COMPOSITION

         The Audit Committee shall be comprised of no less than three directors, all of whom shall be free of any relationship that would interfere with their exercise of independent judgment, to the extent provided in, and as determined in accordance with, the requirements of the New York Stock Exchange.

         All members of the Committee shall have a practical knowledge of finance and accounting practices and at least one member of the Committee shall have accounting or related financial management expertise, each as determined by the Board in its business judgment.

         The Company shall disclose in the proxy statement whether the Board has determined that the members of the Committee are independent as defined above, as well as the nature of the relationships of any non-independent members and the reasons for the Board's determination to appoint such a director.

III.     MEETINGS

         The Audit Committee shall meet at least quarterly, or more frequently, as circumstances dictate. The Committee may request members of management or

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         others to attend meetings and provide pertinent information as necessary. The Committee should meet at least annually with management, the Director of Internal Auditing, and the outside auditors in separate executive sessions to discuss any matters that the Committee or each of these groups believes should be discussed privately.

IV.      FUNCTIONS

         The outside auditor is ultimately accountable to the Board and Audit Committee of the Company. To assist in the fulfillment of the Board's responsibilities and duties with respect to the outside auditors, the Audit Committee shall:

         1. Meet with the Company's outside auditors on a quarterly and annual basis to discuss the auditor's judgement regarding the quality of the Company's accounting principles as applied to its financial reporting.

         2. Review material changes in accounting policies, financial reporting practices and material developments in financial reporting standards brought to the attention of the Committee by the Company's management or outside auditors.

         3. Review material questions of choice with respect to the appropriate accounting principles and practices to be used in the preparation of the Company's financial statements and brought to the attention of the Committee by the Company's management or outside auditors.

         4. Review with financial management the overall professional services (including non-audit services), independence and qualifications of the Company's outside auditors and, subject to the procedure set forth in section 5 below, approve the fees for such services.

         5. Review and approve any non-audit service fees proposed to be paid by the Company where the type of service has not been previously performed by the outside auditor, and review each fiscal quarter all fees for non-audit services provided by the outside auditor during such quarter.

         6. The outside auditors shall not be retained to render non-audit services prohibited by the U.S. Securities and Exchange Commission rules on auditor independence.

         7. Actively engage in a dialogue with the outside auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the outside auditor and recommend that the Board take appropriate action.

         8. Evaluate and recommend to the Board the selection or replacement of the outside auditor.

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         9.     Review an annual written statement, prepared by the outside auditor and delineating all relationships between the auditor and the Company consistent with the Independence Standards Board, Standard No. 1, regarding relationships and services, which may impact the objectivity and independence of the outside auditor.

         10. Review the scope, plan, and procedures to be used on the annual audit as recommended by the Company's outside auditor.

         11. Review the results of annual audits and interim financial reviews performed by the outside auditor, including:

                a) The outside auditor's audit of the Company's annual financial statements, accompanying footnotes and its report thereon.

                b) Any significant changes required in the outside auditor's audit plans or scope.

                c) Any material difficulties or disputes with management encountered during the course of the audit.

                d) Any material management letter comments and management's responses to recommendations made by the outside auditor in connection with the audit.

         12. Review annually the Internal Audit budget, staffing and audit plan.

         13. Review material findings of internal audit reviews and management's responses including:

                a) Any significant changes required in the internal auditors' audit plan or scope.

                b) Any material difficulties or disputes with management encountered during the course of the audit.

         14. Review, with the assistance of management, the outside auditors and the internal auditors, internal accounting controls.

         15. Review such other matters and do such other things as may be required by law or under NYSE rules as in effect from time to time, or in relation to the accounting and auditing practices and procedures as the Committee may, in its own discretion, deem desirable in connection with the review functions described above.

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         16.    Report its activities to the Board in such manner and at such times as it deems appropriate.

V.       OTHER MATTERS

         The Committee will review and reassess, with the assistance of management, the outside auditors and legal counsel, the adequacy of the Committee's charter at least annually.

         The Audit Committee shall be empowered to retain at the Company's expense independent counsel, accountants or others for such purposes as the Committee in its sole discretion determines to be appropriate.